EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Brio Software, Inc.:

We consent to the incorporation by reference in the registration statements (File Nos. 333-72770, 333-64888, 333-53164, 333-45090, 333-36802, 333-84527, 333-65109 and 333-88774) on Form S-8 of Brio Software, Inc., of our report dated April 17, 2003 (except for the matter discussed in Note 10, as to which the date is June 23, 2003), with respect to the consolidated balance sheet of Brio Software, Inc. as of March 31, 2003 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year then ended, and the related financial statement schedule, which report appears in the March 31, 2003, Annual Report on Form 10-K of Brio Software, Inc.

/s/ KPMG LLP

San Jose, California

June 30, 2003